ARTICLES OF AMENDMENT
                              TO THE
                   ARTICLES OF INCORPORATION OF
                       UNIVERSAL AMC, INC.

          Pursuant to the provisions of the Utah Business
Corporation Act, the undersigned Corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

          FIRST:    The name of the Corporation is Universal AMC,
Inc.

          SECOND:   The following Amendment to the Articles of
Incorporation was duly adopted by the shareholders of the corporation:

          Article I of the Articles of Incorporation is hereby Amended as follows:

               The name of the corporation is Caption
          Industries, Inc.

          Article IV of the Articles of Incorporation is hereby Amended as follows:

               The Aggregated number of shares which
          the corporation shall have authority to issue is 50,000,000 shares of capital stock with a par value of $0.001 per share, each of which shall have equal voting rights.

          THIRD:    The foregoing Amendment to the Articles of
Incorporation was adopted by the shareholders of the corporation on the 15th day of November, 1983, in the manner prescribed by the laws of the State of Utah.

          FOURTH:   The number of shares outstanding on said date
was 50,000 shares and the number of shares entitled to vote was 50,000.

          FIFTH:    The number of shares voted for said Amendment
was 42,000 shares and the number of shares voted against such amendment was none.

          SIXTH:    No class of shares was entitled to vote
thereon as a class.

          SEVENTH: The manner in which any exchange reclassification or cancellation of issued and outstanding shares provided here shall be effected as follows:





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          Name Change
          Capitalization

                              /s/ K Pinkerton
                              President

                              /s/ Paul Hahn(sp)

STATE OF UTAH            )
                         : ss.
County of Salt Lake      )

          On the 15th day of November, 1983, personally appeared before me the above signed persons, known to me to be the President and Secretary of Universal AMC, Inc., and upon being duly sworn did state that the foregoing instrument was voluntarily signed by them for the purposes above stated.

                              /s/ Lois Crowder
                              Notary Public
                              Residing at Salt Lake City, Utah

My Commission Expires:

March 4, 1985.